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                                                                    EXHIBIT 23.2

                     CONSENT OF PRICEWATERHOUSECOOPERS LLP

     We hereby consent to the use in the Prospectus constituting part of this Registration Statement on Form S-1 of AMF Bowling, Inc. of our report dated June 28, 1996, relating to the combined financial statements of AMF Bowling Group, which appears in such Prospectus. We also consent to the application of such report to the Financial Statement Schedules for the four months ended April 30, 1996 and the year ended December 31, 1995, listed under Item 16(b) of this Registration Statement when such schedules are read in conjunction with the financial statements referred to in our report. The audits referred to in such report also included these schedules. We also consent to the references to us under the heading "Experts" in such Prospectus.

PricewaterhouseCoopers LLP

Norfolk, Virginia
August 5, 1998